Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of September 30, 2024, Richtech Robotics Inc. a Nevada corporation (“we,” “our,” “us” or “Company”), had the following class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class B common stock, $0.0001 par value per share (the “Class B Common Stock”).

Pursuant to our second amended and restated articles of incorporation, as currently in effect (the “Charter”), our authorized capital stock consists of an aggregate of 300,000,000 shares of common stock, including 100,000 shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) and 200,000,000 shares of Class B Common Stock, and 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. The following description summarizes the material terms of our securities registered under Section 12 of the Exchange and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Charter and our amended and restated bylaws.

Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Class B Common Stock

Except as otherwise required by Nevada Revised Statutes (“NRS”), each holder of Class A Common Stock is entitled to ten (10) votes in respect of each share of Class A Common Stock held by him, her, or it of record on the books of the Company, and each holder of Class B Common Stock is entitled to one (1) vote in respect of each share of Class B Common Stock held by him, her, or it of record on the books of the Company, in connection with the election of directors and on all matters submitted to a vote of stockholders of the Company. Each share of Class A Common Stock is convertible into one share of Class B Common Stock at any time at the option of the holder, but Class B Common Stock shall not be convertible into Class A Common Stock under any circumstances. Holders of our common stock do not have preemptive, subscription, or redemption rights.